EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Know Labs, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value	457(c)	10,800,000	$0.67345	$7,273,260	0.00014760	$1,073.53
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		-		—	—	—	—	—
	Total Offering Amounts					$7,273,260		—
	Total Fees Previously Paid							—
	Net Fee Due							$1,073.53

(1)

This registration statement registers 10,800,000 shares (the “Shares”) of common stock, $0.001 par value per share (“Common Stock”) of Know Labs, Inc. (the “Company”) issued pursuant to the Securities Purchase Agreement entered into by the Company on February 27, 2024. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also relates to an indeterminate number of additional shares of Common Stock issued or then issuable upon any stock split, dividend, interest payment or other distribution, recapitalization or similar event with respect to the foregoing.

(2)

The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act. In accordance with Rule 457(c) of the Securities Act, the price shown is the average of the high and low sales prices of the Common Stock on March 25, 2024 as reported on the NYSE American stock market.